EXHIBIT 99.1

NOVAGOLD Files 2025 Year-End Report Landmark Transaction Positions Donlin Gold as the Next Generational Project Primed for Development

  Completed a landmark $1 billion transaction1 on June 3, 2025, to acquire Barrick Mining Corporation’s (“Barrick”) 50% interest in Donlin Gold LLC — NOVAGOLD increased its ownership to 60% by acquiring an additional 10% for $200 million, while Donlin Gold Holdings (DGH)2, 100% wholly-owned by Paulson Advisers LLC (“Paulson”) and its affiliates, acquired a 40% interest for $800 million.
  Donlin Gold issued a Request for Proposals (RFP) for its Bankable Feasibility Study (BFS)3 to top-tier engineering firms with the expertise to design what is expected to be the largest single gold mine in the United States. Proposals were received in October, and the Prime Contractor is expected to be selected in the first quarter of 2026. Additional RFPs were issued in the fourth quarter of 2025 for specialist contractors for the power plant, pipeline, and pressure oxidation and oxygen plant scopes of work.
  Hired Frank Arcese as the Project Director for Donlin Gold LLC to lead efforts on the BFS. He has over 40 years of experience working on major mining projects in the United States and international jurisdictions.
  Completed the 18,454-meter 2025 drill program which delivered high-grade intercepts, across multiple zones, including standout intervals up to 26.22 g/t gold4 — further supporting Donlin Gold’s position as one of the largest and highest-quality known gold projects globally.
  Held site tours with stakeholders, investors, and analysts, followed by the owners’ visit which included meetings with landowners, government agencies, engineering firms, logistics providers and other pivotal parties with the capacity and experience to support critical project infrastructure as Donlin Gold advances the BFS and development activities after its construction decision.
  Conducted senior-level meetings and site visits with Yukon-Kuskokwim (Y-K) region communities, Alaska representatives, and partners – met with Alaska Congressional delegation and industry officials in Washington, D.C. and finalized two additional Shared Values Statements (20 total).
  Advanced restoration efforts at Snow Gulch, a tributary of Donlin Creek historically mined for placer gold, to restore natural habitat conditions that support aquatic life.
  Donlin Gold’s board approved a 2026 budget of $131.4 million on a 100% basis, comprising advancement of the BFS, maintaining existing permits and securing outstanding permits, supporting government affairs activities, strengthening community relations, workforce development, environmental initiatives and exploration.

VANCOUVER, British Columbia, Jan. 22, 2026 (GLOBE NEWSWIRE) -- NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today filed its 2025 fiscal year-end report and provided an update on its Tier One gold development project5, Donlin Gold, which is owned 60% by NOVAGOLD and 40% by DGH.

Details of the financial results for the year ended November 30, 2025, are presented in the consolidated financial statements and annual report on Form 10-K filed on January 22, 2026, which is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

As detailed in the above-mentioned filings, NOVAGOLD held approximately $115.1 million in cash and term deposits as of November 30, 2025, and reported net annual cash expenditures of $36.5 million — reflecting $22.5 million to fund NOVAGOLD’s share of the Donlin Gold project and $14.0 million in corporate general and administrative costs. This excludes consideration and closing costs paid to increase NOVAGOLD’s interest in Donlin Gold LLC to 60% and proceeds raised following the exercise of the public offering overallotment option on June 5, 2025.

As NOVAGOLD is a development-stage company with no production, the Company reported earnings of ($94.7) million and earnings per share of ($0.25) for the 2025 fiscal year, primarily due to a non-cash, non-recurring charge of $39.6 million related to warrants issued under a backstop commitment agreement announced during the second quarter as well as $9.0 million of higher Donlin Gold field expenses compared to the prior year. Excluding the impact of this one-time charge, NOVAGOLD’s results for fiscal year ended November 30, 2025 reflect higher expenditures at Donlin Gold due to the 2025 field program and ramp-up of activities to commence the BFS, while remaining in line with our total 2025 guidance, as adjusted during the third quarter to reflect higher corporate general and administrative costs at NOVAGOLD and a 60% Donlin Gold funding obligation commencing June 3, 2025, when NOVAGOLD’s interest in Donlin Gold increased to 60%.

President’s Message

Donlin Gold Ushers in a New Era, Poised to Become the Largest Single Gold Mine in the United States

In 2025, NOVAGOLD and the Donlin Gold project had a transformative period marked by milestones that have fundamentally reshaped the Company’s trajectory. So much so that I am not exaggerating when I say that management is fully mobilized, operating with purpose-driven momentum to responsibly advance all project activities.

As most of you know, I was a Barrick Mining Corporation (“Barrick”) executive — having served for 25 years in multiple postings for Barrick and its predecessor companies across the world. My very last stint there was eight years as President of Barrick North America. Running the jewels in the company’s crown was a tremendous privilege. In my position, I was part of the team that tried to take over NOVAGOLD in 2006. We coveted it, regarding Donlin Gold as the best of the best in North America. We didn’t succeed in that first attempt, but my admiration for the asset only grew over time. After overseeing the building of the Cortez Hills Mine, looking at Donlin Gold, I candidly felt more and more that the potential for the project and its land package could be Carlin-like in its scale. Already with a great job, when the time came for me to consider a major change after approximately three decades of service, I knew that there was only one asset compelling enough for me to take that leap.

In 2011, Gil Leathley and Igor Levental, with whom I had worked at Homestake, organized a meeting with Tom Kaplan, whose Electrum Group had rescued NOVAGOLD from bankruptcy and, much to Barrick’s chagrin, turned the company around quite spectacularly. Tom and I hit it off immediately. We compared notes about all the attributes that we each felt made Donlin Gold the single greatest gold development project in the world. With two distinct vantage points, he as a seasoned natural resources investor, and I as a miner who had successfully built and operated some of Barrick’s biggest mines, we found that we were perfectly in sync and able to complete each other’s sentences…even if his were considerably longer. Wanting NOVAGOLD’s extraordinary leverage at Donlin Gold, I agreed to join the Company as President and CEO if Tom would serve as Chairman. Tom, who hadn’t sat on a public company board for years, quipped that he would accept if I became CEO. That’s how it all came together in 2011.

With 2026 marking the 15th anniversary in our respective roles, I know I speak for Tom when I say that we could not be prouder of what has been achieved. Back then, Donlin Gold had not yet commenced permitting and more than a few had their doubts. We didn’t. Neither did Richard Williams, who joined us after having successfully brought Barrick’s Pueblo Viejo mine into production as Project Director. Richard summed up his feelings rather nicely to John Paulson’s analyst, Victor Flores, on the occasion of a site visit to Donlin Gold. Richard literally could have gone anywhere in the industry – yet when Victor asked what prompted him to join NOVAGOLD, Richard replied that he wanted to build what he believed would be the greatest gold mine in the world.

By this time, John Paulson was one of NOVAGOLD’s largest shareholders. In fact, Victor had originally been sent by John to reconnoiter Donlin Gold a year or so earlier. Specifically, he had been tasked with verifying whether Tom’s top geologist, Dr. Larry Buchanan, could even remotely be right when submitting that he could see the potential for 80-100 million ounces in the 5% of the Donlin Gold land package that had been explored. Larry had even added to his assessment that, if anything, the geological setting suggested even greater upside: “the next Donlin could well be at Donlin.” Victor reported to John that he too could see that potential. John called Tom and the next day invested $100 million more. To this day, John Paulson has been our most loyal and longstanding ally. And we could not have been where we are today without him. Thank you, John. Sincerely. We couldn’t be more grateful.

Needless to say, NOVAGOLD’s standout moment came on June 3, 20256 with the $1 billion landmark transaction for Barrick’s 50% interest, increasing the Company’s stake in Donlin Gold LLC from 50% to 60% and bringing on a new, fully aligned partner. Throughout the year, NOVAGOLD elevated the project’s profile and advanced initiatives for long-term, sustainable value creation, reinforcing Donlin Gold’s position as one of the world’s most important gold assets. With this strong foundation, and prime location in Alaska, already the second largest gold producing state in the United States, NOVAGOLD is poised to reach yet another critical turning point — one that is expected to unlock its full potential. If anything, we believe that this transaction will one day be seen as the most outstanding acquisition of a gold asset since Barrick’s own purchase in 1986 of its company maker: the Goldstrike Mine, on Nevada’s Carlin Trend.

The market’s response over the past year clearly shows that our trajectory has done a 180. It also underscores the significance of the progress achieved, recognizing this period as the most consequential development for NOVAGOLD’s stakeholders in over a decade. Investors have clearly understood that, with Paulson as a fully aligned partner, Donlin Gold is now advancing at flank speed toward a construction decision for what is expected to become America’s largest single gold mine — at a particularly opportune moment for such a superlative to take on its fullest meaning. This recognition, still in its infancy, has driven the initial phase of the Company’s upward revaluation, which we believe could easily gain greater momentum as we continue to hit projected milestones for Donlin Gold — right on time to enjoy the many tail winds of a historic gold bull market.

Subsequent to the transaction, NOVAGOLD further strengthened its financial position through a public offering that generated approximately $195.2 million in net proceeds, complemented by $64.4 million from a private placement completed in the second quarter, bringing aggregate financing to approximately $260 million. These funds enabled the Company to finance its share of the acquisition and conclude the year with a strong cash position of $115.1 million to support Donlin Gold’s continued advancement up the value chain.

Donlin Gold’s exceptional combination of scale, high-grade open-pit mineralization, long mine life, low estimated operating costs, significant exploration upside7, and a stable and predictable jurisdiction8 positions the project in a most exclusive class of global gold assets. With approximately 40 million ounces of Measured and Indicated Mineral Resources at an average grade of 2.22 grams per tonne9, more than twice the industry average10, Donlin Gold already stands apart. Importantly, this resource base represents only a portion of an eight-kilometer mineralized trend that itself comprises less than 5% of the broader land package. Given the limited exploration completed to date, significant potential remains for resource expansion. As part of the ongoing exploration strategy, Donlin Gold LLC continues to focus district-wide exploration planning towards growing existing resources and identifying new discoveries on the remainder of the property still unexplored systematically — consistent with our view of continuously unlocking value and advancing the project forward.

From Transformation to Execution: Advancing the Next Phase of Development

Against this backdrop of significant upside, 2025 marked a clear shift from transformation to execution. The Company advanced critical next steps towards development, including the issuance of RFPs for a BFS to leading engineering firms with the expertise required to design what is expected to be the largest single gold mine in the United States. Proposals were received in October, and a Prime Contractor is expected to be selected in the first quarter of 2026. In addition to the Prime Contractor, RFPs have been issued to specialist contractors for the power plant, pipeline, and pressure oxidation and oxygen plant scopes of work which will be incorporated into the BFS. Once contractors are selected, a detailed timeline and budget for completion of the BFS will be established.

To support advancement of the BFS and move the project toward construction and ultimately commercial operation, management has identified key project requirements and commenced recruiting for critical positions. As part of this effort, Donlin Gold LLC has hired Frank Arcese as Project Director. Frank brings more than four decades of global project leadership, with deep experience executing large-scale mining capital projects in both the U.S. and internationally. Most recently, he served as Capital Projects Business Leader for North American mining operations at WSP Global Inc., an Engineering, Procurement, and Construction Management (EPCM) firm. Previously, he served as Project Director on multiple large mining and power plant projects for Rio Tinto across the U.S., Mongolia, and Argentina, and has extensive expertise in managing projects in remote environments, such as Teck Resource’s original Quebrada Blanca in Chile, BHP’s Escondida Phase 3 and SX-EW Plant in Chile, and recently Rio Tinto’s Rincon 3000 Lithium Project in Argentina where he set-up the project.

The Company retained Wood Group USA, Inc. (“Wood”) and Geosyntec Consultants International, Inc. (”Geosyntec”), unaffiliated third-party firms comprising mining experts, to update content in its previously filed “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA,” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the “S-K1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA,” with an effective date of November 30, 2021 (the “2021 Technical Report Summary”). Wood and Geosyntec’s Qualified Persons (“QPs”) completed an exercise to update the reports with the latest information. Updated content in the new reports includes legal agreements, drill hole database, geologic model, mineral resource estimates, mine plan, mineral reserve estimates, production schedule, operating costs, capital costs, tax rates, long term gold price, and the economic analysis. Additionally, work done on the property since 2021 with respect to exploration, drilling, permitting, and minor mine design changes as a result of recent permitting activities are summarized in the updated content. A data verification exercise was also completed by each Wood and Geosyntec QP co-authoring the report. This included an August and September 2025 site visit by six of the report QPs; review of the drill and assay data, geologic data, geologic model, and resource model; review of metallurgical test work; review of designs for processing and infrastructure, including minor design updates; update of capital and operating cost estimates utilizing a combination of cost indices and vendor quotations; and updated mine designs, production schedule, and economic analysis.

The Wood and Geosyntec review determined that there was no material change to the mineral resources or mineral reserves as increases in mining costs since the 2021 Technical Report were generally offset by the increase in the long-term gold price used in the study.

Furthermore, mine planning and resource conversion advanced through the completion of an 18,454-meter drill program that returned high-grade intercepts across multiple zones, including standout intervals of up to 26.22 g/t gold11. The work targeted three core objectives: 1) grid drilling to refine mine planning parameters; 2) in-pit exploration to strengthen geological modelling and resource conversion; and 3) geotechnical drilling — covering pit wall stability and material site assessments — to inform the updated resource model, mine planning and assess sites for the planned port access road. The program was successfully executed by a site team of approximately 80 locally hired staff and external contractors, with results providing critical inputs for engineering, mine planning, and resource modelling, hence representing a significant milestone toward completion of the BFS. Together, these accomplishments reflect both the momentum achieved and the Company’s disciplined approach, now rigorously focused on the next phase of value creation.

Driving Meaningful Engagement Across Government, Regional, and Stakeholder Levels

Donlin Gold LLC has engaged extensively with communities, stakeholders, and government representatives across the Y-K region, Alaska, and Washington, D.C., supporting project development and permitting. Decades of outreach with 62 Y-K region communities have strengthened relationships, fostered knowledge sharing, reinforced the project’s social license, and built considerable trust. The Donlin Gold team remains committed to advancing the project responsibly through transparent and respectful engagement.

NOVAGOLD and Donlin Gold staff traveled to Juneau and, along with DGH, to Washington, D.C., meeting with Alaska legislators, the State’s congressional delegation, federal officials, and the Federal Permitting Council to provide project updates, discuss energy needs, and highlight Alaska’s environmental standards. Additional engagements included meetings with the National Security Council, committee staff from natural resources and energy Congressional committees, the National Mining Association, and Alaska Native leaders.

Donlin Gold hosted the fourth and fifth Subsistence Community Advisory Committee (SCAC) meetings in Anchorage and at the project site, offering a deep dive into different areas of the project’s development and operations, including camp and facility tours, aquatic resources monitoring, and Snow Gulch restoration work. Donlin Gold also hosted project site tours led by Tom Kaplan and me with investors and analysts, followed by a visit from John Paulson and his team, with meetings involving key Alaska government officials — such as Governor Mike Dunleavy, Department of Natural Resources (ADNR) former Commissioner John Boyle, and former Revenue Commissioner Adam Crum — to introduce the new ownership and discuss shared priorities. The team also met with principal stakeholders, including government agencies, engineering firms, and logistics providers, to support critical project infrastructure as Donlin Gold advances the BFS and development activities after its construction decision, and held discussions with natural gas pipeline developers to explore opportunities benefiting the project and its stakeholders. Additionally, Donlin Gold hosted a site tour for State of Alaska representatives, members of the U.S. Congressional delegation state directors, and RDC staff, including participants from the offices of Senator Lisa Murkowski, Senator Dan Sullivan, and Representative Nick Begich.

In the fourth quarter, representatives from Donlin Gold, DGH and NOVAGOLD, alongside Alaska Governor Mike Dunleavy, participated in a keynote luncheon panel on the Donlin Gold project during the Alaska Miners Association Convention. The event provided an opportunity to introduce the new partnership to attendees, share project updates, and highlight the alignment between the company and government priorities. Panelists discussed the project’s ongoing development, its importance to Alaska and the Y-K region, and how close collaboration among partners and stakeholders is advancing the project responsibly. During the convention, Donlin Gold’s Permitting and Environmental Manager Enric Fernadez was awarded the Alaska Miners Association Environmental Stewardship Award while the Donlin Gold team received the Alaska Miners Association Hard Hat Safety Award — recognizing the team’s outstanding dedication to safety, teamwork and care for one another.

Supporting Communities, Culture, and Environmental Stewardship in the Y-K Region

Throughout 2025, NOVAGOLD and Donlin Gold actively supported a wide range of programs and community events that fostered cultural preservation, strengthened stakeholder relationships, promoted economic and social well-being, and encouraged youth engagement across the Y-K region. These efforts included disaster recovery efforts with the Alaska Community Foundation following Typhoon Halong, providing generators and insulation through a partnership with the AVCP Regional Housing Authority, promoting safe recreational vehicle use via the Alaska Safe Riders initiative, and engaging with nearly 38,000 statewide stakeholders through a sponsorship of Alaska’s School Activities Association. Donlin Gold also contributed to youth programs such as Camp Fire Alaska, Crooked Creek’s Traditional Council Summer Youth Employment Program, EXCEL Alaska, and Covenant House Alaska’s Bethel Jobs for American Graduates program.

Donlin Gold and NOVAGOLD participated in regional safety and environmental initiatives, including the Kuskokwim River summer safety program with 2019 Iditarod Champion Pete Kaiser, life jacket distribution in seven villages, and the annual “Clean-up Greenup” program supporting 47 communities. Donlin Gold also engaged in cultural and recreational events, including Calista’s Shareholder Relations Committee meetings, the Alaska Federation of Natives convention, village gatherings, local festivals, traditional fairs, sports tournaments, and major regional races such as the Iditarod, and Iron Dog, celebrating the achievements of Y-K mushers such as Isaac Underwood, Mike Williams Jr., and Pete Kaiser.

Donlin Gold continues to build on the progress of its aquatic habitat restoration project at Snow Gulch, which began in 2021 and is improving access and habitat for resident fish in areas affected by historic placer mining. Further development and restoration of the inlet channel were carried out in 2025 to help restore natural habitat conditions in support of aquatic life.

Maintaining Key Permits While Supporting Strong Regulatory Oversight

In 2024, Donlin Gold submitted the preliminary design packages for the Dam Safety Certificates to ADNR. Comments from ADNR on these packages are anticipated in 2026. BGC Engineering has been appointed as the contractor for the Detailed Design Packages. The Detailed Design Packages are anticipated to be completed by the end of 2026/early 2027 with potential issuance of the Dam Safety Certificates in 2028.

On November 14, 2025, Donlin Gold welcomed the Alaska Supreme Court’s decision affirming the Department of Natural Resources’ issuance of the project’s water rights permits for the mine and the ROW for the state-owned lands portion of the proposed 316-mile natural gas pipeline. The ruling validates the State of Alaska’s thorough review process and reinforces that the project can move forward in a manner that safeguards the lands, waters, and communities of the Y-K and southcentral regions.

NOVAGOLD continues to support the State of Alaska in defending the Department of Environmental Conservation’s (ADEC) Clean Water Act (CWA) Section 401 Water Quality Certification (“401 Certification”), which is the only remaining challenge to Donlin Gold’s permits in State court. On May 6, 2025, the Alaska Superior Court upheld ADEC’s issuance of the 401 Certification. Earthjustice filed an appeal in the Alaska Supreme Court and filed their opening brief on September 16, 2025. Donlin Gold’s and the State of Alaska’s briefs were filed on November 25, 2025, and Earthjustice’s reply brief was filed on January 9, 2026.

In 2025, the U.S. Alaska District Court directed the U.S. Army Corps of Engineers (USACE) and the Bureau of Land Management (BLM) to supplement the current Environmental Impact Statement with an analysis of a larger theoretical tailings dam release, while leaving Donlin Gold’s Federal permits in place. The USACE, in consultation with BLM, will lead the Supplemental Environmental Impact Statement (SEIS) process to conduct this analysis. The CWA permits and BLM ROW remain in place during this supplementation, which is being undertaken under the Fixing America’s Transportation Act (“FAST-41”) program and coordinated by the Federal Permitting Improvement Steering Council (“Permitting Council”). The Corps has submitted a schedule for completing the supplemental analysis by mid-2027 to the Permitting Council.

These milestones highlight the project’s solid regulatory foundation, the successful defense of its permits by Federal and State agencies, and the ongoing progress toward future development.

2026 Activities and Next Steps

With the new ownership structure in place and the project’s future in focus, we enter the next phase of development with excellent momentum to maximize Donlin Gold’s value proposition and exceptional leverage to gold. Donlin Gold’s board approved a 2026 budget of $131.4 million ($78.8 million NOVAGOLD’s share) which includes advancing the BFS, maintaining and securing outstanding permits, supporting government affairs activities, and strengthening community relations, workforce development, environmental initiatives, and ongoing exploration.

2025 was a breakthrough year for NOVAGOLD — from a pivotal transaction on the Donlin Gold project to achieving meaningful progress toward a construction decision, maintaining permits in good standing and advancing key permitting activities, and enhancing stakeholder engagement as well as investment initiatives across Alaska. Close collaboration with state agencies, Alaska Native Corporation landowners, and government representatives, has guided each stage of development with transparency and shared purpose. This progress has elevated awareness of NOVAGOLD, made possible by the strong support of shareholders, the investment community, financial institutions, stakeholders, and our board of directors. We are profoundly grateful for this trust, which continues to drive our commitment to excellence and produce meaningful results.

As we look ahead, momentum continues to build. NOVAGOLD remains dedicated to fulfilling every promise made, advancing the Donlin Gold project responsibly, and achieving ever more pivotal milestones. Our vision extends beyond mining: we are creating a legacy rooted in partnership, sustainability, and long-term value. With one of the industry’s most attractive development-stage gold assets, we are confident in our path forward and stand well-positioned to deliver exceptional returns for all stakeholders.

Sincerely,

Gregory A. Lang
President and CEO

FINANCIAL RESULTS

Liquidity and Capital Resources

	At November 30, 2025 $	At November 30, 2024 $
Cash and term deposits	115,143	101,224
Total assets	335,913	109,753
Total liabilities	172,119	157,169

During fiscal 2025, cash equivalents increased by $67.9 million primarily due to $270.8 million in proceeds from a public equity offering and concurrent private placement, net of $11.2 million of issuance costs and $54.0 million in net redemptions of term deposits partially offset by $210.1 million paid to complete the Donlin Gold transaction, $22.5 million in Donlin Gold funding and corporate general and administrative costs.

Cash used in operating activities during fiscal 2025 was $1.4 million higher than the comparative prior year period. Cash used in investing activities during fiscal 2025 increased by $186.9 million from the comparative prior year period primarily due to $210.1 million paid to complete the Donlin Gold Transaction and $10.0 million in incremental Donlin Gold funding partially offset by $33.0 million in net redemptions of term deposits. Funding of Donlin Gold was higher in fiscal 2025 due to increased site activity than the comparative prior year period when field work activities were minimal and due to the Company’s 10% increased Donlin Gold funding obligation starting in the third quarter.

Cash generated from financing activities increased by $259.7 million primarily due to $243.8 million in proceeds from a May 2025 public equity offering and concurrent private placement, net of $9.7 million of issuance costs and $26.9 million in proceeds from the exercise of an underwriter’s overallotment option on the May 2025 equity offering, net of $1.4 million of issuance costs.

2026 Outlook

Our anticipated expenditures in fiscal year 2026 are approximately $98.5 million, including $78.8 million to fund our share of the Donlin Gold project (for the BFS, for maintaining and securing outstanding permits, government affairs, community relations, workforce development, and environmental activities, and for geotechnical drilling supporting the BFS), and $19.7 million for corporate general and administrative costs.

NOVAGOLD’s near-term catalysts include selecting the prime contractor and commencing the BFS, advancing core project activities to position the Company for a construction decision, and advancing various financing streams.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place January 22, 2026, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast: North American callers: International callers:	www.novagold.com/investors/events 1-833-752-3655 1-647-846-8520

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of the Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 40 million ounces of gold in the Measured and Indicated Mineral Resource categories (560 million tonnes at an average grade of approximately 2.22 grams per tonne, in the Measured and Indicated Mineral Resource categories on a 100% basis)12, inclusive of Proven and Probable Mineral Reserves, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. The Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis once in production13.

About DGH

Donlin Gold Holdings, 100% wholly-owned by Paulson Advisers LLC and its affiliates, is the 40% owner of the Donlin Gold project.  Donlin Gold Holdings, together with NOVAGOLD, owns 100% of Donlin Gold and shares equal voting and operating control with NOVAGOLD through its operating agreement.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Frank Gagnon
Manager, Investor Relations

604-669-6227 or 1-866-669-6227
info@novagold.com
www.novagold.com

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include future-oriented financial information or financial outlook within the meaning of securities laws, including information regarding NOVAGOLD’s anticipated expenditures. Such information is intended to assist readers in understanding NOVAGOLD’s current expectations and plans relating to the future. Such information may not be appropriate for other purposes. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; statements regarding potential natural gas pipeline development; timing of the completion of the detailed design package, if at all; plans for and the estimated timing of aspects of an updated Bankable Feasibility Study on the Donlin Gold project; our goals and planned activities for 2026; our future exploration plans at Donlin Gold; ongoing support provided to key stakeholders including Alaska Native Corporation landowners; Donlin Gold’s continued support for the state and federal permitting process; sufficiency of working capital; the potential development and construction of the Donlin Gold project; the timing and ability for the Donlin Gold project to achieve critical milestones; the ability for the Donlin Gold development project to achieve the anticipated projections; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; plans to continue to advance the Donlin Gold project safely, socially and environmentally responsibly and to sustainably generate value for our stakeholders; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing the value of the project; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the anticipated timing and outcome of exploration drilling at the Donlin Gold project and the timing thereof; the completion of test work and modeling and the timing thereof. In addition, any statement that refers to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated Bankable Feasibility Study and to explore and develop properties; availability of financing in the debt and capital markets; the disparity between the economic and governance level at Donlin Gold and the Company; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold LLC to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

____________________
1 On April 22, 2025, NOVAGOLD and DGH announced that they had entered into a definitive agreement to acquire Barrick Mining Corporation’s 50% ownership interest in Donlin Gold LLC for $1 billion in cash. The acquisition closed on June 3, 2025.
2 Donlin Gold Holdings, 100% wholly owned by Paulson Advisers LLC & its affiliates, is the 40% owner of the Donlin Gold project. Donlin Gold Holding, together with NOVAGOLD, owns 100% of Donlin Gold and shares equal voting operating control with NOVAGOLD through its operating agreement.
3 A feasibility study to be prepared in accordance with S-K 1300 and NI 43-101, referred to herein as Bankable Feasibility Study (BFS).
4 Refer to the Company’s release titled “NOVAGOLD Reports High-Grade Drill Results and Receives Positive Decision From Alaska Supreme Court” dated November 25, 2025.
5 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.
6 Refer to the Company’s release titled “NOVAGOLD and Paulson Advisers Complete $1 Billion Acquisition of Barrick Mining’s 50% Interest in Donlin Gold”.
7 Donlin Gold data as per the report titled “NI 43-101 Technical Report on the Donlin Gold project, Alaska, USA” with an effective date of November 30, 2025 (the “2025 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “2025 Technical Report Summary”), dated November 30, 2025.
8 Per Fraser Institutes 2024 Annual Survey of Mining Companies, Alaska ranks third globally on the Investment Attractiveness index.
9 See footnote 4. Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with 43-101 and S-K 1300.
10 As of January 2026, S&P Global Market Intelligence reports that the global industry average grade for open-pit and underground gold deposits with over 1 million ounces in Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, is 1.05 g/t. In comparison, Donlin Gold’s grade is 2.22 g/t, more than double the industry average.
11 See footnote 2.
12 See footnote 6 above.
13 See footnote 4 above.